Exhibit 99.1

TOI Parent, Inc.

TOI Parent, Inc.

Condensed Consolidated Financial Statements

As of September 30, 2021 and December 31, 2020 and For the Nine Months Ended September 30, 2021 and 2020

(Unaudited)

TOI Parent, Inc.

Condensed Consolidated Balance Sheets

(In US Dollars, except share data)

(Unaudited)

	September 30, 2021	December 31, 2020
Assets
Current assets:
Cash	$11,531,997	$5,997,530
Accounts receivable	22,256,605	17,145,910
Other receivables	581,451	112,663
Inventories, net	5,756,578	4,354,232
Prepaid expenses	2,077,045	2,109,256
Deferred transaction costs	9,094,029	—
Total current assets	51,297,705	29,719,591
Property and equipment, net	3,517,179	2,104,225
Intangible assets, net	18,156,667	19,515,569
Goodwill	15,680,160	14,226,674
Other assets	250,420	122,509
Deferred income taxes asset	1,925,196	—
Total assets	$90,827,327	$65,688,568
Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$4,895,275	$5,367,758
Accounts payable	19,013,532	12,643,024
Income taxes payable	6,159,079	1,143,956
Accrued expenses and other current liabilities	11,758,211	9,452,120
Total current liabilities	41,826,097	28,606,858
Long-term debt, net of unamortized debt issuance costs and current portion	—	6,561,238
Other non-current liabilities	1,517,844	806,186
Deferred income taxes liability	—	1,612,769
Total liabilities	43,343,941	37,587,051
6% cumulative preferred shares, $0.001 par value. Authorized 20,000 shares; 11,451 shares issued and outstanding at September 30, 2021 and 10,000 issued and outstanding at December 31, 2020	100,113,700	80,113,700
Stockholders’ deficit:
Common shares, $0.0001 par value. Authorized 400,000 shares; 100 shares issued and outstanding at September 30, 2021 and December 31, 2020	—	—
Additional paid-in capital	447,030	294,413
Accumulated deficit	(53,077,344)	(52,306,596)
Total stockholders’ deficit	(52,630,314)	(52,012,183)
Total liabilities, cumulative preferred shares and stockholders’ deficit	$90,827,327	$65,688,568

Note: The Company's unaudited condensed consolidated balance sheets include the assets and liabilities of its consolidated variable interest entities ("VIEs"). The unaudited condensed consolidated balance sheets include total assets that can be used only to settle obligations of the Company's consolidated VIEs totaling $31,261,239 and $22,638,470 as of September 30, 2021 and December 31, 2020, respectively, and total liabilities of the Company's consolidated VIEs for which creditors do not have recourse to the general credit of the primary beneficiary of $57,055,742 and $40,426,148 as of September 30, 2021 and December 31, 2020, respectively. See Note 17 - Variable Interest Entities for further details.

See accompanying notes to the unaudited condensed consolidated financial statements.

TOI Parent, Inc.

Condensed Consolidated Statement of Operations

(In US Dollars, except share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue
Patient services	$32,967,401	$29,663,884	$92,375,768	$86,985,513
Dispensary	17,918,035	16,162,528	53,317,877	46,347,096
Clinical trials & other	1,389,522	1,423,032	5,004,889	5,216,372
Total operating revenue	52,274,958	47,249,444	150,698,534	138,548,981

Operating expenses
Direct costs - patient services	25,390,950	24,078,152	72,050,631	72,830,254
Direct costs - dispensary	15,279,173	13,431,738	45,639,083	38,896,324
Direct costs - clinical trials & other	182,230	166,238	493,988	786,992
Selling, general and administrative expense	12,729,425	9,492,069	35,119,854	26,861,651
Depreciation and amortization	850,199	792,475	2,421,577	2,388,219
Total operating expenses	54,431,977	47,960,672	155,725,133	141,763,440

Loss from operations	(2,157,019)	(711,228)	(5,026,599)	(3,214,459)

Other non-operating (income) expense
Interest expense	77,983	107,143	259,894	259,013
Gain on debt extinguishment	—	—	(5,186,341)	—
Other, net	(53,383)	(119,233)	(1,125,527)	6,328,119
Total other non-operating (income) expense	24,600	(12,090)	(6,051,974)	6,587,132

(Loss) income before provision for income taxes	(2,181,619)	(699,138)	1,025,375	(9,801,591)

Income tax (expense) benefit	(798,504)	23,190	(1,796,123)	298,102
Net loss	$(2,980,123)	$(675,948)	$(770,748)	$(9,503,489)
Loss per share attributable to TOI Parent, Inc. common stockholders:
Basic and diluted	$(26.03)	$(67.59)	$(6.73)	$(950.35)
Weighted average number of shares outstanding:
Basic and diluted	114,510	10,000	114,510	10,000

See accompanying notes to the unaudited condensed consolidated financial statements.

TOI Parent, Inc.

Condensed Consolidated Statements of Convertible Preferred Shares and Changes in Stockholders' Deficit

(In US Dollars, except share data)

(Unaudited)

	Cumulative Preferred Shares		Common Shares		Additional Paid in		Total Stockholders'
	Shares	Amount	Shares	Amount	Capital	Accumulated Deficit	Deficit
Balance at December, 31, 2019	10,000	$48,143,362	—	—	$94,007	$(6,015,023)	$(5,921,016)
Net loss	—	—	—	—	—	(9,845,729)	(9,845,729)
Share-based compensation expense	—	—	—	—	34,106	—	34,106
Balance at March 31, 2020	10,000	48,143,362	—	—	128,113	(15,860,752)	(15,732,639)
Net income	—	—	—	—	—	1,018,188	1,018,188
Share-based compensation expense	—	—	—	—	42,220	—	42,220
Balance at June 30, 2020	10,000	48,143,362	—	—	170,333	(14,842,564)	(14,672,231)
Net loss	—	—	—	—	—	(675,948)	(675,948)
Share-based compensation expense	—	—	—	—	36,343	—	36,343
Balance at September 30, 2020	10,000	$48,143,362	—	—	$206,676	$(15,518,512)	$(15,311,836)

	Cumulative Preferred Shares		Common Shares		Additional Paid in		Total Stockholders'
	Shares	Amount	Shares	Amount	Capital	Accumulated Deficit	Deficit
Balance at December, 31, 2020	10,000	$80,113,700	100	—	$294,413	$(52,306,596)	$(52,012,183)
Net loss	—	—	—	—	—	(994,650)	(994,650)
Series A Preferred Shares issued	1,451	20,000,000	—	—	—	—	—
Share-based compensation expense	—	—	—	—	41,667	—	41,667
Balance at March 31, 2021	11,451	100,113,700	100	—	336,080	(53,301,246)	(52,965,166)
Net income	—	—	—	—	—	3,204,025	3,204,025
Share-based compensation expense	—	—	—	—	51,272	—	51,272
Balance at June 30, 2021	11,451	100,113,700	100	—	387,352	(50,097,221)	(49,709,869)
Net loss	—	—	—	—	—	(2,980,123)	(2,980,123)
Share-based compensation expense	—	—	—	—	59,678	—	59,678
Balance at September 30, 2021	11,451	$100,113,700	100	—	$447,030	$(53,077,344)	$(52,630,314)

See accompanying notes to the unaudited condensed consolidated financial statements.

TOI Parent, Inc.

Condensed Consolidated Statement of Cash Flows

(In US Dollars)

(Unaudited)

	Nine Months Ended September 30
	2021	2020
Cash flows from operating activities:
Net loss	$(770,748)	$(9,503,489)
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	2,421,577	2,388,219
Amortization of debt issuance costs	52,787	41,950
Impairment loss	—	7,500,000
Share-based compensation	152,617	112,669
Deferred taxes	(3,537,965)	(888,897)
Gain on debt extinguishment	(5,186,341)	—
Bad debt recovery, net	(667,099)	—
Changes in operating assets and liabilities:
Accounts receivable	(4,194,781)	(4,142,477)
Inventories	(1,339,690)	(782,278)
Other receivables	(319,390)	55,906
Prepaid expenses	32,211	(982,021)
Other current assets	(9,094,029)	—
Other assets	(127,911)	(16,075)
Accrued expenses and other current liabilities	1,431,749	5,067,777
Income taxes payable	5,015,123	532,044
Accounts payable	6,250,508	2,084,374
Other non-current liabilities	536,674	(83,991)
Net cash (used in) provided by operating activities	(9,344,708)	1,383,711
Cash flows from investing activities:
Purchases of property and equipment	(1,975,629)	(835,539)
Purchases of intangible asset in acquisition	(200,000)	—
Cash paid for acquisition, net	(827,457)	(150,000)
Issuance of notes receivable	—	(7,500,000)
Net cash used in investing activities	(3,003,086)	(8,485,539)
Cash flows from financing activities:
Proceeds from issuance of long-term debt, net	—	12,399,008
Principal payments on long-term debt	(2,093,750)	(93,750)
Principal payments on capital leases	(23,989)	(26,251)
Deferred offering costs	—	(342,500)
Issuance of preferred stock	20,000,000	—
Net cash provided by financing activities	17,882,261	11,936,507
Net increase in cash	5,534,467	4,834,679
Cash at beginning of period	5,997,530	2,446,201
Cash at end of period	$11,531,997	$7,280,880
Supplemental disclosure of non-cash investing and financing activities:
Interest and principal forgiven from Paycheck Protection Program loans	$5,186,341	$—
Cash paid for:
Income taxes	$428,537	$58,500
Interest	193,096	168,530

See accompanying notes to the unaudited condensed consolidated financial statements.

TOI Parent Inc.

Notes to Condensed Consolidated Financial Statements

As of September 30, 2021 and December 31, 2020 and For the Nine Months Ended September 30, 2021 and 2020

(In US Dollars)

(Unaudited)

Note 1. Description of the Business

Founded in 2018, TOI Parent, Inc. ("TOI Parent”) is the successor entity to The Oncology Institute CA, a Professional Corporation ("TOI CA"), which was founded in 2007. TOI Parent is a community oncology practice that operates value-based oncology services platforms. TOI Parent has three wholly-owned subsidiaries, TOI Acquisition, LLC ("TOI Acquisition"), TOI Management, LLC ("TOI Management"), and Hope, Health, and Healing Center, LLC ("HHHC"). Additionally, TOI Management holds master services agreements that confer controlling financial interests to TOI CA and its wholly-owned subsidiary Innovative Clinical Research Institute, LLC ("ICRI") as well as The Oncology Institute FL, LLC ("TOI FL," together with TOI Parent, TOI CA, and ICRI, the "Company").

Concurrent with its founding in 2018, TOI Parent entered into a purchase agreement among TOI Acquisition, TOI Management, HHHC, Richy Agajanian Holdings, TOI CA, ICRI, and Richy Agajanian, M.D., not individually but in his capacity as the representative of the shareholders of TOI CA. As a result of the purchase, a portion of TOI Parent was sold to TOI HC I, LLC; M33 Growth I L.P.; TOI M, LLC; and OncologyCare Partners, LLC.

Operationally, the Company’s medical centers provide a complete suite of medical oncology services including: physician services, in-house infusion and pharmacy, clinical trials, educational seminars, support groups, counseling, and 24/7 patient assistance. TOI’s mission is to heal and empower cancer patients through compassion, innovation, and state-of-the-art medical care. The Company brings comprehensive, integrated cancer care into the community setting, including clinical trials, palliative care programs, stem cell transplants, transfusions, and other care delivery models traditionally associated with non-community-based academic and tertiary care settings. In addition, the Company, through ICRI, performs cancer clinical trials through a network of experienced cancer care specialists. ICRI conducts clinical trials for a broad range of pharmaceutical and medical device companies from around the world.

The Company has 90 oncologists and mid-level professionals across 62 clinic locations located within four states: California, Nevada, Arizona, and Florida. TOI CA is comprised of the clinic locations in California, Nevada, and Arizona and TOI FL is comprised of the clinic locations in Florida. The Company has contractual relationships with multiple payors, serving Medicare, including Medicare Advantage, MediCal, and commercial patients.

Note 2. Summary of Significant Accounting Policies

Unaudited Interim Financial Information

The accompanying interim condensed consolidated financial statements are unaudited and have been prepared in accordance with Article 10 of Regulation S-X issued by the Securities and Exchange Commission ("SEC"). Accordingly, they do not include all of the information and note disclosures required by U.S. generally accepted accounting principles ("GAAP") for complete financial statements. However, the Company believes that the disclosures are adequate to make that information not misleading. In the opinion of management, all adjustments (of normal and recurring nature) considered necessary for fair presentation have been reflected in these interim statements. As such, the information included in the accompanying unaudited interim condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes as of, and for the year ended December 31, 2020, issued on June 27, 2021.

Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts of TOI Parent, its subsidiaries, all of which are controlled by the Parent through majority voting control or are variable interest entities ("VIEs") for which TOI Parent (through TOI Management) is the primary beneficiary. The Company consolidates entities in which it has a controlling financial interest based on either the variable interest entity or voting interest model. All significant intercompany balances and transactions have been eliminated in consolidation.

Variable Interest Entities

The Company consolidates entities for which it has a variable interest and is determined to be the primary beneficiary. Noncontrolling interests in less-than-wholly-owned consolidated subsidiaries of the Company are presented as a component of total equity, to the extent they are material, to distinguish between the interests of the Company and the interests of the noncontrolling owners. Revenues, expenses, and income from these subsidiaries are included in the consolidated amounts as presented on the consolidated statements of operations.

The Company holds variable interests in clinical practices, for which it cannot legally own, as a result of entering into master services agreements ("MSAs") with such practices. TOI Parent holds a variable interest in TOI CA, which is a VIE. The Company is the primary beneficiary of TOI CA and thus, consolidates TOI CA in its financial statements. Further, as a result of the February 2021 acquisition, discussed in Note 16, the Company holds an additional variable interest in TOI FL, which was determined to be a VIE. The Company determined that it is a primary beneficiary of TOI FL and thus, consolidates the entity in its financial statements. As discussed in Note 17, the shareholders of the Company's consolidating VIEs own a minority of the issued and outstanding common shares of the Company.

Business Combinations

The Company accounts for all transactions that represent business combinations using the acquisition method of accounting under Accounting Standards Codification Topic No. 805, Business Combinations ("ASC 805"). Per ASC 805, the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquired entity are recognized and measured at their fair values on the date an entity obtains control of the acquiree. Such fair values that are not finalized for reporting periods following the acquisition date are estimated and recorded as provisional amounts. Adjustments to these provisional amounts during the measurement period (defined as the date through which all information required to identify and measure the consideration transferred, the assets acquired, the liabilities assumed, and the noncontrolling interests obtained, limited to one year from the acquisition date) are recorded when identified. Goodwill is determined as the excess of the fair value of the consideration exchanged in the acquisition over the fair value of the net assets acquired.

Segment Reporting

The Company presents the financial statements by segment in accordance with Accounting Standard Codification Topic No. 280, Segment Reporting ("ASC 280") to provide investors with transparency into how the chief operating decision maker ("CODM") manages the business. The Company determined the CODM is its Chief Executive Officer. The CODM reviews financial information and allocates resources across three operating segments: patient services, dispensary, and clinical trials & other. Each of the operating segments is also a reporting segment as described further in Note 20.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates under different assumptions or conditions. Significant items subject to such estimates and assumptions include estimated accounts receivable, useful lives and recoverability of long-lived and intangible assets, recoverability of goodwill, fair values of acquired assets and assumed liabilities in business combinations, fair value of goodwill, judgements related to revenue recognition, and deferred income taxes.

Net Income (Loss) Per Share

The Company has not issued substantive common shares since inception. The Company's Series A Preferred Shares are considered in-substance common stock since the net income (loss) of the Company is attributable to the Series A Preferred shareholders, and therefore, they are included in the denominator to calculate net income (loss) per share.

Basic net income (loss) per share is calculated by dividing net income (loss) attributable to TOI Parent, Inc. by the weighted average Series A Preferred Shares, on an as-converted basis (see Note 19), and common shares issued and outstanding during the period. Diluted net income (loss) per share is calculated by dividing net income (loss) by the weighted average number of Series A Preferred Shares and common shares used in the basic income (loss) per share calculation plus the number of potential common shares that would be issued assuming exercise of all potentially dilutive instruments. Potentially dilutive instruments are excluded from the calculation of diluted income (loss) per share if the effect of including such instruments is anti-dilutive.

Given the Company incurred a net loss in each period presented, the stock options outstanding during each period are anti-dilutive. As such, diluted net loss per share is the same as basic net loss per share for each period presented.

Emerging Growth Company

Pursuant to the special purpose acquisition company ("SPAC") transaction described in Note 22, the Company anticipates qualifying as an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company, nor an emerging growth company which has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

Recently Issued Accounting Standards

In June 2020, the FASB issued Accounting Standards Update 2020-05, Leases (Topic 842), Effective Dates for Certain Entities ("ASU 2020-05"), which deferred the effective dates of Accounting Standards Update 2016-02, Leases (Topic 842) ("ASU 2016-02") in order to respond to the significant business and capital market disruptions caused by the COVID-19 pandemic. In February 2016, the Board issued ASU 2016-02, with an effective date for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, for public business entities. For all other entities, ASU 2016-02 was effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. In November 2019, the Board issued Accounting Standards Update 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates ("ASU 2019-10"). The amendments in ASU 2019-10 deferred the effective dates for ASU 2016-02 for entities in the “all other” category by an additional year. Therefore, ASU 2016-02 was effective for all other entities for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. The amendments in ASU 2020-05 defer the effective date for one year for entities in the “all other” category that have not yet issued their financial statements (or made financial statements available for issuance) reflecting the adoption of ASU 2016-02. Therefore, under the amendments, ASU 2016-02 is effective for entities within the “all other” category for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Given the Company's assessment that it will likely qualify as an EGC pending a SPAC transaction, it would be considered to belong in the "all other" category.

In February 2016, the FASB issued ASU 2016-02, which amends the existing accounting standards for leases. The new standard requires lessees to record a right-of-use (“ROU”) asset and a corresponding lease liability on the balance sheet (with the exception of short-term leases), whereas under current accounting standards the Company’s lease portfolio consists primarily of operating leases and is not recognized on its consolidated balance sheets. The Company will adopt ASC 842 effective January 1, 2022, using the alternative modified transition method and will record a cumulative-effect adjustment to the opening balance of retained earnings as of that date. Prior periods will not be restated. The Company believes the largest impact will be on the consolidated balance sheets for the accounting of facilities-related leases, which represents a majority of its operating leases it has entered into as a lessee. These leases will be recognized under the new standard as ROU assets and operating lease liabilities. The Company will also provide expanded disclosures for its leasing arrangements. The results of operations are not expected to significantly change after adoption of the new standard.

In June 2016, the FASB issued Accounting Standards Update 2016-13, Measurement of Credit Losses on Financial Instruments ("ASU 2016-13"), which changes the way entities recognize impairment of many financial assets by requiring immediate recognition of estimated credit losses expected to occur over their remaining life, instead of when incurred. In November 2018, the FASB issued Accounting Standard Update 2018-19, Codification Improvements to Topic 326, Financial Instruments–Credit Losses ("ASU 2018-19"), which amends Subtopic 326-20 (created by ASU 2016-13) to explicitly state that operating lease receivables are not in the scope of Subtopic 326-20. Additionally, in April 2019, the FASB issued Accounting Standard Update 2019-04, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments ("ASU 2019-04"), in May 2019, the FASB issued Accounting Standards Update 2019-05, Financial Instruments—Credit Losses (Topic 326): Targeted Transition Relief ("ASU 2019-05"), and in November 2019, the FASB issued Accounting Standards Update 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, and ASU 2019-11, Codification Improvements to Topic 326, Financial Instruments—Credit Losses ("ASU 2019-10"), to provide further clarifications on certain aspects of ASU 2016-13 and to extend the nonpublic entity effective date of ASU 2016-13. The changes (as amended) are effective for the Company for annual and interim periods in fiscal years beginning after December 15, 2022. The entity may early adopt ASU 2016-13, as amended, for annual and interim periods in fiscal years beginning after December 15, 2018. While the Company expects its allowance for credit losses to increase upon adoption of ASU 2016-13, the Company does not expect the adoption of ASU 2016-13 to have a material effect on its consolidated financial statements.

In January 2017, the FASB issued Accounting Standards Update 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment ("ASU 2017-04"). This new standard allows entities to eliminate Step 2 from the goodwill impairment test. Entities should perform their goodwill impairment tests by comparing the fair value of a reporting unit with its carrying amount and recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit's fair value. Entities should apply the amendments in ASU 2017-04 on a prospective basis and is effective for entities in the "all other" category for fiscal years beginning after December 15, 2021. Given the Company's assessment that it will likely qualify as an EGC pending a SPAC transaction, it would be considered to belong in the "all other" category. The Company is currently evaluating the effect of this ASU on the Company’s condensed consolidated financial statements and related disclosures.

In December 2019, the FASB issued Accounting Standards Update 2019-12, Simplifying the Accounting for Income Taxes which amends ASC 740, Income Taxes (“ASC 740”) ("ASU 2019-12"). This new standard is intended to simplify accounting for income taxes by removing certain exceptions to the general principles in ASC 740 and amending existing guidance to improve consistent application of ASC 740. The new standard is effective for the Company beginning January 1, 2022. The guidance in the new standard has various elements, some of which are applied on a prospective basis and others on a retrospective basis with earlier application permitted. The Company is currently evaluating the effect of this ASU on the Company’s condensed consolidated financial statements and related disclosures.

In August 2020, the FASB issued Accounting Standards Update 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity's Own Equity (Subtopic 815-40) ("ASU 2020-06"). This new standard simplifies the accounting for certain convertible instruments by removing the separation models for convertible debt with a cash conversion feature and for convertible instruments with a beneficial conversion feature. As a result, more convertible instruments will be reported as a single liability instrument with no separate accounting for embedded conversion features. Additionally, this new standard amends the diluted earnings per share calculation for convertible instruments by requiring the use of the if-converted method. The treasury stock method is no longer available. Entities may adopt ASU 2020-06 either through a modified or fully retrospective method of transition and is effective for entities in the "all other" category for fiscal years beginning after December 15, 2023. Given the Company's assessment that it will likely qualify as an EGC pending a SPAC transaction, it would be considered to belong in the "all other" category. The Company is currently evaluating the effect of this ASU on the Company’s condensed consolidated financial statements and related disclosures.

Note 3. Significant Risks and Uncertainties Including Business and Credit Concentrations

Interest Rate Risk

The London Interbank Offered Rate (“LIBOR”) may be eliminated in the near future. It is expected that a number of banks currently reporting information used to set LIBOR will stop doing so at the end of 2021 when their reporting commitments end. This will either end the publication of LIBOR immediately or degrade its quality such that it would no longer be a relevant metric to the Company. Change in LIBOR could affect the interest rates of the revolving credit facility and unsecured note payable. If LIBOR is no longer available, the Company will pursue alternative interest rate calculations in its revolving credit facility and unsecured note payable. However, if no alternative can be determined, the LIBOR rate component will no longer be used in determining the rates. As of September 30, 2021 and December 31, 2020, the potential effect of no longer using the LIBOR rate component to the Company’s interest rates would not have had a material effect on the interest rate in the credit facility or the note, thus the discontinuation of LIBOR is not expected to have a material effect on the Company’s financial statements.

Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable.

Cash accounts in a financial institution may, at times, exceed the Federal Deposit Insurance Corporation ("FDIC") coverage of $250,000 per account. The Company has not experienced losses on these accounts, and management believes the Company is not exposed to significant risks on such accounts.

The Company's accounts receivable has implicit collection risk. The Company grants credit without collateral to their patients, most of whom are local residents and are insured under third-party payor agreements. The Company believes this risk is partially mitigated by the Company's establishment of long-term agreements and relationships with third-party payors that provide the Company with insight into historic collectability and improve the collections process.

Revenue Concentration Risk

The concentration of net revenue on a percentage basis for major payors at September 30, 2021 and 2020 are as follows:

	Nine Months Ended September 30,
	2021	2020
Percentage of net revenue:
Payor A	17%	15%
Payor B	14%	15%

The concentration of gross receivables on a percentage basis for major payors at September 30, 2021 and December 31, 2020 are as follows:

	September 30, 2021	December 31,2020
Percentage of gross receivables:
Payor B	21%	11%
Payor D	22%	21%

All of the Company's revenue is generated from customers located in the United States.

Vendor Concentration Risk

The concentration of cost of sales on a percentage basis for major vendors at September 30, 2021 and 2020 are as follows:

	Nine Months Ended September 30,
	2021	2020
Percentage of cost of sales:
Vendor A	51%	54%
Vendor B	48%	44%

The concentration of gross payables on a percentage basis for major vendors at September 30, 2021 and December 31, 2020 are as follows:

	September 30, 2021	December 31, 2020
Percentage of gross payables:
Vendor A	30%	42%
Vendor B	59%	48%

COVID-19 Pandemic

In January 2020, the Secretary of the U.S. Department of Health and Human Services (“HHS”) declared a national public health emergency due to a novel strain of coronavirus ("COVID-19"). In March 2020, the World Health Organization declared the outbreak of COVID-19, a disease caused by this coronavirus, a pandemic. The resulting measures to contain the spread and impact of COVID-19 and other developments related to COVID-19 affected the Company’s results of operations during 2020. Where applicable, the impact resulting from the COVID-19 pandemic during the nine months ended September 30, 2021, has been considered, including updated assessments of the recoverability of assets and evaluation of potential credit losses. As a result of the COVID-19 pandemic, federal and state governments have passed legislation, promulgated regulations, and taken other administrative actions intended to assist healthcare providers in providing care to COVID-19 and other patients during the public health emergency. Sources of relief include the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), which was enacted on March 27, 2020, the Paycheck Protection Program and Health Care Enhancement Act (the “PPPHCE Act”), which was enacted on April 24, 2020, and the Consolidated Appropriations Act, 2021 (the “CAA”), which was enacted on December 27, 2020. In total, the CARES Act, PPPHCE Act, and the CAA authorize $178 billion in funding to be distributed to hospitals and other healthcare providers through the Public Health and Social Services Emergency Fund (the “PHSSEF”). In addition, the CARES Act provides for an expansion of the Medicare Accelerated and Advance Payment Program whereby inpatient acute care hospitals and other eligible providers were able to request accelerated payment of up to 100% of their Medicare payment amount for a six-month period to be repaid through withholding of future Medicare fee-for-service payments. Various other state and local programs also exist to provide relief, either independently or through distribution of monies received via the CARES Act. During the nine months ended September 30, 2021 and the year ended December 31, 2020, the Company was a beneficiary of these stimulus measures.

The Company received $4,992,758 in Paycheck Protection Program (“PPP”) loans under the CARES Act. PPP loans may be eligible for forgiveness if the funds were used for eligible payroll costs, payments on business mortgage interest payments, rent, or utilities during either the 8- or 24-week period after disbursement (see Note 11). The Company has elected to account for the loans as current debt until such loans are forgiven. Forgiveness was received during the nine months ended September 30, 2021, and as such, the Company recognized the loan principal balance and accrued interest as a gain on debt extinguishment in the condensed consolidated income statements.

The Company received $2,726,856 from CMS under the Accelerated and Advance Payment Program which is an advance on future Medicare payments and will be recouped from future payments due to the Company by Medicare after 120 days. Effective October 1, 2020, the program was amended such that providers are required to repay accelerated payments beginning one year after the payment was issued. After such one-year period, Medicare payments owed to providers will be recouped against Medicare payments according to the repayment terms. As of September 30, 2021 and December 31, 2020, the Medicare accelerated payments are reflected within accrued expenses and other current liabilities in the consolidated balance sheets. The $2,726,856 is expected to be fully recouped by the first quarter of 2022.

The Company received funding from United States Department of HHS as part of the Provider Relief Funding under the CARES Act. Provider Relief Funding is paid in the form of a grant and does not require repayment if used to cover lost revenue, as defined, attributable to COVID-19 and healthcare-related expenses, as defined, including qualifying direct labor, paid or purchased to prevent, prepare for, and respond to COVID-19. Under International Accounting Standard 20, Accounting for Government Grants ("IAS 20"), grants are recognized when an entity has reasonable assurance that 1) it will comply with the relevant conditions and 2) the grant will be received. The Company recognized the $1,022,520 in other income related to the HHS funding during the nine months ended September 30, 2021 by applying IAS 20 by analogy.

Note 4. Accounts Receivable

The Company's accounts receivable consists primarily of amounts due from third-party payors and patients.

Accounts receivable as of September 30, 2021 and December 31, 2020 consist of the following:

	September 30, 2021	December 31, 2020
Oral drug accounts receivable	$2,668,582	$2,307,872
Capitated accounts receivable	663,562	353,250
FFS accounts receivable	14,355,205	10,962,394
Clinical trials accounts receivable	1,947,626	1,718,846
Other trade receivables	2,621,630	1,803,548
Total	$22,256,605	$17,145,910

There were no material direct write-offs related to bad debts for the nine months ended September 30, 2021 and 2020. In the nine months ended September 30, 2021 and 2020, the Company had net bad debt expense (recovery) of $667,099 and $0, respectively.

Note 5. Revenue

Management recognizes revenue in accordance with ASC 606 on the basis of its satisfaction of outstanding performance obligations. Management typically fulfills its performance obligations over time, either over the course of a single treatment ("FFS"), a month (capitation), or a number of months (clinical research). Management also has revenue that is satisfied at a point in time (dispensary).

Disaggregation of Revenue

The Company categorizes revenue based on various factors such as the nature of contracts, payors, order to billing arrangements, and cash flows received by the Company, as follows:

	Three Months Ended		Nine Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Patient services
Capitated revenue	$14,124,468	$9,720,441	$39,351,829	$26,177,975
FFS revenue	18,842,933	19,943,443	53,023,939	60,807,538
Subtotal	32,967,401	29,663,884	92,375,768	86,985,513
Dispensary revenue	17,918,035	16,162,528	53,317,877	46,347,096
Clinical research trials & other revenue	1,389,522	1,423,032	5,004,889	5,216,372
Total	$52,274,958	$47,249,444	$150,698,534	$138,548,981

Refer to Note 20 for segment reporting for disaggregation of revenue by reporting segment.

Contract Asset and Liabilities

Under ASC 606, contract assets represent rights to payment for performance contingent on something other than the passage of time and accounts receivable represent rights to payment for performance that are only contingent upon the passage of time. The Company does not have any contract assets as of September 30, 2021 and December 31, 2020. Refer to Note 4 for accounts receivable as of September 30, 2021 and December 31, 2020.

Contract liabilities represent cash that has been received for contracts, but for which performance is still unsatisfied. As of September 30, 2021 and December 31, 2020, contract liabilities amounted to $370,000 and $370,000, respectively. Contract liabilities are presented as "deferred revenue and refund liabilities" under accrued expenses and other current liabilities, refer to Note 9.

Remaining Unsatisfied Performance Obligations

The accounting term for the Company's contracts do not extend past a year in duration. Additionally, the Company applies the 'as invoiced' practical expedient to its clinical research contracts.

Note 6. Inventories

The Company purchases intravenous chemotherapy drugs and oral prescription drugs from various suppliers.

The Company's inventories as of September 30, 2021 and December 31, 2020 were as follows:

	September 30, 2021	December 31, 2020
Oral drug inventory	$1,712,606	$1,414,250
IV drug inventory	4,043,972	2,939,982
Total	$5,756,578	$4,354,232

Note 7. Fair Value Measurements and Hierarchy

The following table presents the carrying amounts of the Company’s financial instruments at September 30, 2021 and December 31, 2020:

	September 30, 2021	December 31, 2020
Financial assets:
Cash	$11,531,997	$5,997,530
Accounts receivable	22,256,605	17,145,910
Other receivables	581,451	112,663
Financial liabilities:
Accounts payable	$19,013,532	$12,643,024

The carrying value of cash, accounts receivable, other receivables, and accounts payable approximates fair value because of the short maturity and high liquidity of these instruments.

Therefore, the carrying amounts of the financial instruments shown in the above table as of September 30, 2021 and December 31, 2020 represent the amounts that would be received to sell those assets or that would be paid to transfer those liabilities in an orderly transaction between market participants at that date. Those measurements maximize the use of observable inputs.

There were no transfers between fair value measurement levels during the nine months ended September 30, 2021 and the year ended December 31, 2020.

Note 8. Property and Equipment, Net

The Company accounts for property and equipment at historical cost less accumulated depreciation.

Property and equipment, net, consist of the following:

	Useful lives	September 30, 2021	December 31, 2020
Computers and software	60 months	$739,853	$424,099
Office furniture	80 months	305,506	270,761
Leasehold improvements	Shorter of lease term or estimated useful life	3,181,788	1,684,889
Medical equipment	60 months	719,035	515,386
Construction in progress		129,306	204,724
Equipment capital lease assets	Shorter of lease term or estimated useful life	162,769	162,769
Less: accumulated depreciation		(1,721,078)	(1,158,403)
Total property and equipment, net		$3,517,179	$2,104,225

Depreciation expense for the nine months ended September 30, 2021 and September 30, 2020 was $562,676 and $513,830, respectively.

Note 9. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities as of September 30, 2021 and December 31, 2020 consist of the following:

	September 30, 2021	December 31, 2020
Compensation, including bonuses, fringe benefits, and payroll taxes	$3,871,605	$3,809,631
Deferred revenue and refund liabilities	1,657,120	3,378,905
Other liabilities	6,229,486	2,263,584
Total accrued expenses and other current liabilities	$11,758,211	$9,452,120

Refund liabilities as of September 30, 2021 and December 31, 2020 primarily consist of cumulative adjustments made to capitated and FFS revenue recognized in prior years.

Note 10. Leases

The Company leases clinics, office buildings, and certain equipment under noncancellable capital and operating lease agreements that expire at various dates through July 2028. See Note 15 for the lease commitment disclosure.

Monthly payments for these leases range from $1,000 to $36,130. All lease agreements generally require the Company to pay maintenance, repairs, property taxes, and insurance costs, which are variable amounts based on actual costs incurred during each applicable period. The following summarizes the Company's capital leases:

	September 30, 2021	December 31, 2020
Capital leases:
Machinery and equipment	$162,769	$162,769
Accumulated amortization	(62,395)	(37,980)
Property, plant, and equipment, net	100,374	124,789
Current installments of obligations under capital leases	32,344	31,191
Long-term portion of obligations under capital leases	72,028	97,044
Total capital lease obligations	$104,372	$128,235

Note 11. Debt

Short-term debt and current portion of long-term debt at September 30, 2021 and December 31, 2020 consists of the following:

	September 30, 2021	December 31, 2020
1% Paycheck Protection Program Loan, due May 13, 2022	$—	$2,000,000
1% Small Business Administration Loan, due May 2, 2022	—	2,992,758
Current portion of term loan payable	5,125,000	375,000
Less:
Unamortized debt issuance costs	229,725	—
Short-term debt and current portion of long-term debt	$4,895,275	$5,367,758

The Company accounts for long-term debt net of debt issuance costs. Long-term debt, net of unamortized debt issuance costs and current portion at September 30, 2021 and December 31, 2020 consists of the following:

	September 30, 2021	December 31, 2020
Variable Rate Revolving Credit Facility Term Loan, interest at LIBOR plus applicable margin, due February 26, 2025	$5,125,000	$7,218,750
Less:
Unamortized debt issuance costs	229,725	282,512
Current portion of term loan payable, net of debt issuance costs	4,895,275	375,000
Long-term debt, net of unamortized debt issuance costs and current portion	$—	$6,561,238

On May 2, 2020, the Company entered into a Small Business Administration ("SBA") loan with MUFG Union Bank, N.A. in the amount of $2,992,758, with interest bearing at 1%. The maturity date of the loan is May 2, 2022.

On May 13, 2020, the Company entered into a Paycheck Protection Program (“PPP”) loan with Celtic Bank Corporation in the amount of $2,000,000, with interest bearing at 1%. The maturity date of the loan is May 13, 2022.

The Company recorded a PPP loan as a result of the acquisition of TOI FL on February 12, 2021 with Valley National Bank in the amount of $149,398, with interest bearing at 1%. The maturity date of the loan is May 4, 2022.

The application for the PPP and SBA funds required the Company to, in good faith, certify that the current economic uncertainty made the loan request necessary to support the ongoing operations of the Company. This certification further required the Company to take into account its current business activity and its ability to access other sources of liquidity sufficient to support ongoing operations in a manner that is not significantly detrimental to the business. The receipt of these funds, and the forgiveness of the loan attendant to these funds, is dependent on the Company having initially qualified for the loan and qualifying for the forgiveness of such loan based on its future adherence to the forgiveness criteria. Management has performed an assessment and concluded they met the eligibility requirements to participate in the PPP and SBA programs and it is probable they will qualify for forgiveness, as determined by the program administrators within the parameters of the program. The loan proceeds were used to pay for qualifying salaries and were recognized to other revenues in 2020 as qualified expenses were paid. The Company applied for loan forgiveness in December 2020 for the PPP loan and in March 2021 for the SBA loan. Through the TOI FL acquisition, the Company recorded a PPP loan (and corresponding escrow receivable) for which the application for forgiveness was being processed. During the nine months ended September 30, 2021, the Company received notice of forgiveness for each of the PPP and SBA loans. Upon receiving forgiveness, the Company recognized the loan principal balance and accrued interest as a gain on debt extinguishment, with a corresponding write off of the escrow receivable, in the condensed consolidated statements of operation during the nine months ended September 30, 2021.

On February 26, 2020 the Company entered into a credit agreement with MUFG Union Bank ("Credit Agreement"), which allows the Company to borrow up to an aggregate principal amount of $10,000,000 in the form of term loans, revolving credit commitments ("Revolver"), and a letter of credit ("LOC") facility. The term loans and the Revolver shall bear interest at base rate plus the applicable margin or LIBOR rate plus the applicable margin. The Company can prepay the obligations at their option or upon the occurrence of certain events. The outstanding principal on the term loans will be repaid in quarterly installments equal to (i) $93,750 on the last business day of each quarter ending December 31, 2023, commencing on June 30, 2020 and (ii) $187,500 on the last business day of each quarter thereafter. The maturity date of the Credit Agreement is February 26, 2025.

As of September 30, 2021, the Company has borrowed $5,125,000 in the form of a term loan. The Company paid down $2,500,000 drawn upon the Revolver in the second quarter, and no additional amounts were drawn during the current quarter. As of March 31, 2021 and December 31, 2020, the Company violated certain covenants in the Credit Agreement. On June 18, 2021, the Company entered into an amendment to the Credit Agreement, which reduced the aggregate principal amount from which the Company can borrow to $9,000,000 and concurrently provided a waiver for the covenant violations. As part of the amendment, the Company paid $2,000,000 of the outstanding principal balance on the term loan and no additional principal payments are required until the quarter ending March 31, 2022. The Company determined that the amendment to the Credit Agreement meet the definition of a debt modification under ASC 470-50, Modifications and Extinguishments. Based on the results of the current quarter, the Company will be in violation of the senior leverage ratio covenant within the Credit Agreement. The Company will not seek a waiver of the violation but will pay the remaining principal and interest associated with the Credit Agreement in the upcoming quarter. Therefore, the Credit Agreement term loan, in its entirety, has been reclassified as current debt.

Net debt issuance costs are presented as a direct reduction in the condensed consolidated balance sheets and amount to $229,725 from current debt and $282,512 from long-term debt as of September 30, 2021 and December 31, 2020, respectively. The amortization of the debt issuance costs was charged to interest expense for all periods presented. The amount of debt issuance costs included in interest expense for the nine months ended September 30, 2021 and September 30, 2020 was approximately $52,787 and $41,950, respectively.

The Company paid interest of $193,096 and $168,530 on the Credit Agreement term loan for the nine months ended September 30, 2021 and 2020, respectively.

Note 12. Income Taxes

The Company recorded income tax expense of $798,504 for the three months ended September 30, 2021, as compared to income tax benefit of $23,190 for the three months ended September 30, 2020. The increase of $821,694 in income tax expense is primarily related to the corresponding increase in our profitable entity's, TOI Parent's, pre-tax book income combined with an increase in our annual effective tax rate. Our effective tax rate decreased to (36.6)% for the three months ended September 30, 2021, from 3.3% for the three months ended September 30, 2020, primarily due to increase in the valuation allowance, partially offset by the tax effect of gain on PPP loan forgiveness, which is not taxable for federal income tax purposes.

The Company recorded income tax expense of $1,796,123 for the nine months ended September 30, 2021, as compared to income tax benefit of $298,102 for the nine months ended September 30, 2020. The increase of $2,094,225 in income tax expense is primarily related to the corresponding increase in our profitable entity's, TOI Parent's, pre-tax book income combined with an increase in our effective tax rate. Our effective tax rate increased to 175.2% for the nine months ended September 30, 2021, from 3.3% for the nine months ended September 30, 2020, primarily due to increase in the valuation allowance, partially offset by the tax effect of gain on PPP loan forgiveness, which is not taxable for federal income tax purposes.

Our effective tax rate for the three and nine months ended September 30, 2021, was different than the U.S. federal statutory tax rate of 21.0% primarily due to increase in the valuation allowance, partially offset by the tax effect of gain on PPP loan forgiveness, which is not taxable for federal income tax purposes.

Note 13. Common and Preferred Shares

The Company issued Series A Preferred Shares under the Company's original Certificate of Incorporation dated September 10, 2018 and the Company's Shareholders' Agreement dated September 19, 2018. The Certificate of Incorporation was amended and restated on September 14, 2018 ("Amendment I") and again on November 6, 2020 ("Amendment II").

Per the original Certificate of Incorporation, the Company had authority to issue 30,000 shares, consisting of 20,000 common shares and 10,000 Series A Preferred Shares. The Company issued 10,000 shares of Series A Preferred Shares on September 10, 2018 at $0.001 par value per share.

As a result of Amendment I to the Certificate of Incorporation, Series A Preferred shareholders were entitled to a return of capital on their shares prior to any declaration or payment of dividends to common shareholders. The original preferred return was equal to the number of shares held by the preferred shareholder multiplied by the price paid for such shares. In the event of liquidation, dissolution, or winding up of the operations of the Company, Series A Preferred shareholders had preferential liquidation rights compared to the common shareholders. As such, the preferred shareholders were entitled to full payment of the original preferred return before the remaining assets of the Company were to be distributed to common and preferred shareholders based on their pro-rata share of total outstanding securities. Holders of Series A Preferred Shares were granted one vote, per share, for all matters voted on by the common shareholders of the Company.

Given the short duration and immaterial operations of the Company between the execution of Amendment I as compared to the Original Certificate of Incorporation, there was no material accounting impact to the Company's financial statements resulting from the execution of Amendment I.

As a result of Amendment II, the Company now has the authority to issue 420,000 shares consisting of 400,000 common shares and 20,000 Series A Preferred Shares. Additionally, each outstanding common share was split into 10 common shares. Amendment II resulted in an extinguishment of old Series A Preferred Shares under the original Certificate of Incorporation and a deemed authorization and issuance of new Series A Preferred Shares. As such, the Company recognized Series A Preferred Shares at fair value at the amendment date, with the difference between the fair value and carrying value being recognized in retained earnings. The fair value of the Series A Preferred Shares was derived using a combination of a an option pricing model ("OPM") and common stock equivalent method ("CSE") which are considered Level 2 and Level 3 inputs, respectively, in the fair value hierarchy.

The assumptions used in the OPM and CSE models are provided in the following tables:

Option-pricing method
Valuation date	11/6/2020
Liquidity event date	12/31/2024
Time to liquidity	4.15 years
Total equity value	$82,000,000
Annual dividend rate for common stock	0.0%
Annualized volatility	40.0%
Risk-free rate (continuously compounding)	0.3%

Common-stock equivalent method
Valuation date	11/6/2020
Liquidity event date	12/31/2024
Time to liquidity	4.15 years
Total equity value	$82,000,000
Value per common stock equivalent	$562.06

Further, under Amendment II, cumulative dividends on Series A Preferred Shares will accrue, whether or not declared by the Board at a rate of 6% per year. The preferred shareholders are entitled to payment of all accrued but unpaid dividends prior to declaration or payment of dividends to common shareholders. As of September 30, 2021 and December 31, 2020, dividends in arrears were $9,547,569 and $6,883,835, respectively. In the event of liquidation, Series A Preferred shareholders are entitled to receive payment of assets before distribution to common shareholders. If the full preferential amount is unavailable, the Series A Preferred shareholders will share ratably in the distribution.

Additionally, holders of Series A Preferred Shares now have 10 votes, per share, as of November 6, 2020, for all matters voted upon by the common shareholders of the Company and have the option to convert outstanding Series A Preferred Shares into common shares, at any point in time, by a factor of 1-to-10.

The Series A Preferred shareholders control the vote of the Board through direct representation and can initiate a sale of the Company that may result in the Series A Preferred Shares being redeemed for cash. This potential event is deemed to be outside the control of the Company and therefore, the Series A Preferred Shares are accounted for as temporary equity.

In the first quarter of 2021, TOI Parent executed an equity capital raise in separate transactions with 3 accredited investors. A total of 1,451 of the Company's Series A Preferred Shares were purchased in exchange for $20,000,000 and are subject to the terms of Amendment II of the Certificate of Incorporation. There were 11,451 Series A Preferred Shares issued and outstanding at September 30, 2021 and 10,000 Series A Preferred Shares issued and outstanding at December 31, 2020.

Note 14. Share-Based Compensation

Non-Qualified Stock Option Plan

On January 2, 2019, the Company issued and adopted the 2019 Non-Qualified Stock Option Plan ("the Plan") to incentivize directors, consultants, advisors, and other key employees of the Company and its subsidiaries to continue their association by providing opportunities to participate in the ownership and further growth of the Company. The Plan provides for the grant of options ("the Stock Options") to acquire common shares of the Company. The Company issued immaterial amounts of stock options to non-employees for the nine months ended September 30, 2021 and the year ended December 31, 2020.

Stock Options are exercised from the pool of shares designated by the appropriate Committee of the Board of Directors. The grant-date fair value of each option award is estimated on the date of grant using the Black-Scholes-Merton option-pricing model. The grant date fair value of the service vesting and the performance vesting options is recognized as an expense over the requisite service period and upon the achievement of the performance condition deemed probable of being achieved, respectively. The exercise price of each Stock Option shall be determined by the Committee and may not be less than the fair market value of the common shares on the date of grant. Stock Options have 10-year terms, after which they expire and are no longer exercisable.

The total number of common shares for which Stock Options may be granted under the Plan shall not exceed 13,640. The Plan was amended on November 6, 2020, pursuant to which the total number of common shares for which Stock Options may be granted under the Plan shall not exceed 15,640. At September 30, 2021, there were 399,900 common shares of the Company authorized and unissued.

The weighted average assumptions used in the Black-Scholes-Merton option-pricing model for the 2021 Stock Options are provided in the following table:

9 Months Ended 09/30/2021
Valuation assumptions
Expected dividend yield	—%
Expected volatility	38.6% and 40.2%
Risk-free interest rate	0.76% to 1.12%
Expected term (years)	7

Stock option activity during the periods indicated is as follows:

Stock options	Number of shares	Weighted average exercise price	Weighted average remaining contractual term	Aggregate intrinsic value
Balance at January 1, 2021	14,860	$497.95
Granted	2,023	630.00
Exercised	—
Forfeited	(1,215)	504.38
Expired	—
Balance at September 30, 2021	15,668	514.50	8.31	—
Vested options exercisable at September 30, 2021	2,578	$497.03	6.86	—

In June, 2021 the Company and certain participants in the Plan entered into agreements to amend the terms of the Stock Options previously issued to the participant during Q1 and Q2 2021. The amendment primarily related to updating the exercise price, vesting conditions, and the number of Stock Options. The modification to the Stock Options resulted in immaterial incremental share-based compensation expense recorded in the Company's statement of operations. Total share-based compensation expense for the nine months ended September 30, 2021 and September 30, 2020 was $152,617 and $112,669, respectively, and for the three months ended September 30, 2021 and September 30, 2020, share-based compensation expense was $59,678 and $36,343, respectively.

At September 30, 2021 and September 30, 2020, there was $604,655 and $384,434, respectively, of total unrecognized compensation cost related to unvested service Stock Options granted under the Plan that are expected to vest. That cost is expected to be recognized over a weighted average period of 2.68 and 3.07 years for the 2021 and 2020 unrecognized compensation costs, respectively. At September 30, 2021 and September 30, 2020, there was $1,294,168 and $807,777, respectively, of unrecognized stock compensation related to the unvested performance Stock Options granted under the Plan that are expected to vest. The total fair value of common shares vested for the nine months ended September 30, 2021 and September 30, 2020 was $321,591 and $220,518, respectively, and for the three months ended September 30, 2021 and September 30, 2020, the fair value of common shares vested was $84,813 and $38,759, respectively.

Restricted Stock Awards ("RSAs")

Additionally, Agajanian Holdings ("Holdings"), a holder of Series A Preferred Shares of the Company, enters into arrangements with physicians employed by TOI CA to issue RSAs which represent Series A Preferred Shares of the Company. The RSAs only have performance vesting requirements linked to the sale of the Company so long as the optionee remains continuously and actively employed by the Company's subsidiaries through the vesting date.

For the nine months ended September 30, 2021 and the year ended December 31, 2020, Holdings issued 0 and 188 RSAs, respectively. The optionee is not entitled to dividends or distributions from the Company, nor are they entitled to vote. Additionally, the RSA may not be sold, transferred, pledged, or assigned at any time.

No RSAs were issued for the nine months ended September 30, 2021 and the year ended December 31, 2020.

A summary of the activity for the RSAs for the nine months ended September 30, 2021 is shown in the following table:

Number of shares
Balance at January 1, 2021	238
Granted	—
Forfeited	(4)
Balance at September 30, 2021	234

For the nine months ended September 30, 2021 and September 30, 2020, no compensation costs were recognized related to the RSAs. At September 30, 2021 and September 30, 2020, there was no unrecognized compensation expense related to the RSAs that are expected to vest.

Note 15. Commitments and Contingencies

The Company evaluates contingencies based upon available evidence. In addition, allowances for losses are provided each year for disputed items which have continuing significance. The Company believes that allowances for losses have been provided to the extent necessary, and that its assessment of contingencies is reasonable. Due to the inherent uncertainties and subjectivity involved in accounting for contingencies, there is at least a reasonable possibility that recorded estimates will change by a material amount in the near term. To the extent that the resolution of contingencies results in amounts which vary from management's estimates, future operating results will be charged or credited. The principal commitments and contingencies are described below.

Leases

The Company leases its offices, clinics and certain equipment under non-cancellable operating leases, and certain equipment under capital lease agreements, that expire at various dates through 2028. The Company has 49 rental agreements for property. Additionally, the Company has 4 rental agreements for medical equipment classified as capital leases.

Future minimum lease payments under noncancellable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of September 30, 2021 were:

	Capital leases	Operating leases
Year ending December 31:
2021	$8,572	$874,490
2022	36,736	3,430,762
2023	36,736	3,151,293
2024	30,614	2,673,093
2025	—	2,141,122
Thereafter	—	1,674,718
Total minimum lease payments	$112,658	$13,945,478
Less: amount representing interest (6% interest rate)	(8,286)
Present value of net minimum capital lease payments	104,372
Less current installments of obligations under capital leases	(32,344)
Obligations under capital leases, excluding current installments	$72,028

Legal Matters

The Company is subject to certain outside claims and litigation arising in the ordinary course of business. In the opinion of management, the outcome of such matters will not have a material effect on the Company’s condensed consolidated financial statements. Loss contingencies entail uncertainty and a possibility of loss to an entity. If the loss is probable and the amount of loss can be reasonably estimated, the loss should be accrued according to Accounting Standards Codification No. 450-20, Disclosure of Certain Loss Contingencies. During the nine months ended September 30, 2021, the Company accrued a loss contingency for a legal matter related to an employee lawsuit, which was settled for approximately $350,000.

Indemnities

The Company's Articles of Incorporation and bylaws require it, among other things, to indemnify the director or officer against specified expenses and liabilities, such as attorneys’ fees, judgments, fines, and settlements, paid by the individual in connection with any action, suit, or proceeding arising out of the individual’s status or service as its director or officer, other than liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest, and to advance expenses incurred by the individual in connection with any proceeding against the individual with respect to which the individual may be entitled to indemnification by the Company. The Company also indemnifies its lessor in connection with its facility lease for certain claims arising from the use of the facilities. These indemnities do not provide for any limitation of the maximum potential future payments it could be obligated to make. Historically, the Company has not incurred any payments for these obligations and, therefore, no liabilities have been recorded for these indemnities in the accompanying condensed consolidated balance sheet.

The Health Insurance Portability and Accountability Act

The Health Insurance Portability and Accountability Act ("HIPAA") assures health insurance portability, reduces healthcare fraud and abuse, guarantees security and privacy of health information, and enforces standards for health information. Organizations are required to be in compliance with HIPAA provisions. The Health Information Technology for Economic and Clinical Health Act ("HITECH") imposes notification requirements in the event of certain security breaches relating to protected health information. Organizations are subject to significant fines and penalties if found not to be compliant with the provisions outlined in the regulations. The Company believes it is in compliance with these laws.

Regulatory Matters

Laws and regulations governing the Medicare program and healthcare generally, are complex and subject to interpretation. The Company believes that it is in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations of potential wrongdoing. While no regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties, and exclusion from the Medicare and Medi-Cal programs.

Many of the Company’s payor and provider contracts are complex in nature and may be subject to differing interpretations regarding amounts due for the provision of medical services. Such differing interpretations may not come to light until a substantial period of time has passed following contract implementation. Liabilities for claims disputes are recorded when the loss is probable and can be estimated. Any adjustments to reserves are reflected in current operations. The Company does not have any reserves for regulatory matters as of September 30, 2021 and December 31, 2020.

Liability Insurance

The Company believes that its insurance coverage is appropriate based upon the Company’s claims experience and the nature and risks of the Company’s business. In addition to the known incidents that have resulted in the assertion of claims, the Company cannot be certain that its insurance coverage will be adequate to cover liabilities, arising out of claims asserted against the Company or the Company’s affiliated professional organizations, in the future where the outcomes of such claims are unfavorable.

The Company believes that the ultimate resolution of all pending claims, including liabilities in excess of the Company’s insurance coverage, will not have a material adverse effect on the Company’s financial position, results of operations or cash flows; however, there can be no assurance that future claims will not have such a material adverse effect on the Company’s business. Contracted physicians are required to obtain their own insurance coverage.

Note 16. Business Combination

On February 12, 2021 (the "Acquisition Date"), the Company entered into an asset purchase agreement and master services agreement (PCC MSA) with Anil N Raiker, M.D., P.L.C., d/b/a Pinellas Cancer Center ("PCC") and Anil Raiker, M.D., an individual. Pursuant to the asset purchase agreement, the Company purchased from PCC certain non-clinical assets, properties, and rights. Pursuant to the PCC MSA, TOI Management established an ongoing management services agreement which grants TOI Management the right to control the non-clinical and management operations of PCC. Anil Raiker, M.D. continued to own all of the issued and outstanding equity interests of PCC.

Pursuant to the PCC MSA, and as further described in Note 17, TOI Management became PCC's primary beneficiary and thus consolidated PCC and its subsidiaries. The consolidation of PCC (the "Acquisition") at the Acquisition Date constituted a business combination in accordance with ASC 805. See Note 2 for a summary of the Company's policies related to business combinations.

The estimated fair value of the net assets acquired at the Acquisition Date amounted to $256,514. The total consideration for the Acquisition was $1,710,000, comprised of a cash payment of $892,500 and deferred consideration of $817,500. The deferred cash consideration is to be paid in two equal installments on the first and second anniversary of the transaction closing date (February 12, 2022 and 2023, respectively). Considering the Company's incremental borrowing rate, the present value of the deferred cash consideration is not materially different than its stated value.

The purchase consideration for the Acquisition has been allocated under the acquisition method of accounting to the estimated fair market value of the net assets acquired including a residual amount of tax deductible goodwill of approximately $1,453,486.

The Acquisition was made primarily to expand the Company’s market share to the Florida market. The goodwill of $1,453,486 arising from the purchase is derived largely from the expected growth of the Company, as well as synergies and economies of scale expected from combining operations with the Company. The establishment of the allocation to goodwill requires the extensive use of accounting estimates and management judgement. The fair values assigned to the assets acquired are based on estimates and assumptions from data that is readily available.

Consideration:
Cash	$892,500
Deferred consideration arrangement	817,500
Fair value of total consideration transferred	1,710,000

Estimated fair value of assets acquired and liabilities assumed:
Cash	65,042
Accounts receivable	248,816
Inventory	62,656
Other receivables	149,398
Goodwill	1,453,486
Total assets acquired	1,979,398

Accounts payable	120,000
Debt, inclusive of PPP	149,398
Total liabilities assumed	269,398

Net assets acquired	$1,710,000

Subsequent to the Acquisition, the Company filed an amendment to the articles of incorporation of PCC to legally change the name to The Oncology Institute FL, LLC (TOI FL). The change was solely nominal, and the legal form, tax attributes, and books and records of PCC all remained.

The revenues, earnings, and pro forma effects of the Acquisition are not, and would not have been, material to the results of operations, individually and in aggregate.

Note 17. Variable Interest Entities

The Company prepares its condensed consolidated financial statements in accordance with Accounting Standards Codification Topic No. 810, Consolidations ("ASC 810"), which provides for the consolidation of VIEs of which TOI Parent is the primary beneficiary.

Pursuant to the MSAs established with TOI CA and TOI FL, TOI Management is entitled to receive a management fee, which represents a variable interest in and the right to receive the benefits of TOI CA and TOI FL. Through the terms of the MSAs, TOI Management receives the right to direct the most significant activities of TOI CA and TOI FL. Therefore, TOI CA and TOI FL are variable interest entities and TOI Management is the primary beneficiary that consolidates TOI CA, TOI FL, and its subsidiaries.

Accordingly, the condensed consolidated financial statements include the accounts of TOI Parent and its subsidiaries and VIEs. All inter-company profits, transactions, and balances have been eliminated upon consolidation. The following table presents the total assets and liabilities of the consolidated VIEs:

	September 30, 2021	December 31, 2020
Assets
Current assets:
Cash	$1,537,568	$19,502
Accounts receivable	22,256,608	17,145,910
Other receivables	99,445	49,163
Inventories, net	5,756,578	4,354,232
Prepaid expenses and other current assets	675,233	719,063
Total current assets	30,325,432	22,287,870
Intangible assets, net	479,167	—
Other assets	306,640	200,600
Goodwill	150,000	150,000
Total assets	$31,261,239	$22,638,470
Liabilities
Current liabilities:
Accounts payable	$17,694,967	$11,953,239
Accrued expenses and other current liabilities	4,231,336	5,818,538
Income taxes payable	220,046	220,046
Current portion of long-term debt	—	2,000,000
Amounts due to affiliates	34,013,311	19,883,097
Total current liabilities	56,159,660	39,874,920
Other non-current liabilities	896,082	551,228
Total liabilities	$57,055,742	$40,426,148

Single physician holders retain equity ownership in TOI CA and TOI FL, which represents nominal noncontrolling interests. The noncontrolling interests do not participate in the profit or loss of TOI CA or TOI FL, however. As such, for the nine months ended September 30, 2021, net loss of $770,748 and $0 was attributable to TOI Parent and to the noncontrolling interest, respectively. For the nine months ended September 30, 2020, net loss of $9,503,489 and $0 was attributable to TOI Parent and to the noncontrolling interest, respectively.

Note 18. Goodwill and Intangible Assets

The Company accounts for goodwill at acquisition-date fair value and other intangible assets at acquisition-date fair value less accumulated depreciation.

Intangible Assets

As of September 30, 2021, the Company’s intangible assets, net consist of the following:

	Weighted average amortization period	Gross carrying amount	Accumulated amortization	Net carrying amount
Intangible assets
Amortizing intangible assets:
Payor contracts	10 years	$19,400,000	$(5,680,572)	$13,719,428
Trade names	10 years	4,170,000	(1,248,736)	2,921,264
Clinical contracts	10 years	2,164,000	(648,025)	1,515,975
Total intangible assets		$25,734,000	$(7,577,333)	$18,156,667

As of December 31, 2020, the Company’s intangible assets, net consist of the following:

	Weighted average amortization period	Gross carrying amount	Accumulated amortization	Net carrying amount
Intangible assets
Amortizing intangible assets:
Payor contracts	10 years	$18,900,000	$(4,283,045)	$14,616,955
Trade names	10 years	4,170,000	(944,989)	3,225,011
Clinical contracts	10 years	2,164,000	(490,397)	1,673,603
Total intangible assets		$25,234,000	$(5,718,431)	$19,515,569

On May 1, 2021, TOI Management, through PCC, entered into a purchase agreement to acquire certain clinical assets from Oncology Association, P.A. ("OA") from Pedro Mendez, M.D. Management determined the acquisition of OA is an asset acquisition. The Company paid $500,000, consisting of cash and deferred cash consideration, in exchange for intangible assets in the form of payor contracts. The entire $500,000 was assigned to the payor contract intangible asset class with a weighted average amortization period of 10 years.

The estimated aggregate amortization expense for each of the five succeeding fiscal years as of September 30, 2021 is as follows:

Amount
Year ending December 31:
Remainder of 2021	$625,189
2022	2,500,757
2023	2,500,757
2024	2,500,757
2025	2,500,757
Thereafter	7,528,450
Total	$18,156,667

The aggregate amortization expense during the nine months ended September 30, 2021 and September 30, 2020 was $1,858,902 and $1,874,390, respectively and during the three months ended September 30, 2021 and September 30, 2020 was $625,189 and $612,689, respectively.

Goodwill

The Company evaluates goodwill at the reporting unit level, which, for the Company, is at the level of the reportable segments, patient services, dispensary, and clinical trials & other. The goodwill allocated to each of the reporting units as of September 30, 2021 and December 31, 2020 is as follows:

	September 30, 2021	December 31, 2020
Patient services	$10,497,489	$9,044,003
Dispensary	4,551,002	4,551,002
Clinical trials & other	631,669	631,669
Total goodwill	$15,680,160	$14,226,674

The changes in the carrying amount of goodwill for the nine months ended September 30, 2021 and the year ended December 31, 2020 are as follows:

	September 30, 2021	December 31, 2020
Balance as of January 1 :
Gross goodwill	$14,226,674	$14,076,674
Goodwill acquired during the period	1,453,486	150,000
Goodwill, net as of September 30 and December 31	$15,680,160	$14,226,674

Note 19. Net Loss Per Share

The following is a reconciliation of the numerator (net loss) and the denominator (weighted average number of shares) used in the basic and diluted net loss per share calculations:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net loss attributable to TOI Parent, Inc.	$(2,980,123)	$(675,948)	$(770,748)	$(9,503,489)
Basic and diluted weighted average shares outstanding	114,510	10,000	114,510	10,000
Basic and diluted net loss per share attributable to TOI Parent, Inc.	$(26.03)	$(67.59)	$(6.73)	$(950.35)

(1) The computation of weighted average shares outstanding applies the Series A Preferred Shares on an as-converted basis following the execution of Amendment II in November 2020, which added a one-to-ten conversion feature. As such, the Series A Preferred Shares are applied to the computation of weighted average shares outstanding on an as-converted basis for the nine months ended September 30, 2021.

All stock options were "out-of-the-money" up to and through the year ended December 31, 2020.

The following potentially dilutive outstanding securities were excluded from the computation of diluted net loss per share because their effect would have been anti-dilutive for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Stock Options (1)	23,138	10,832	23,138	10,832

(1) The Stock Options are exercisable, each into one common share, for the period outstanding. Refer to Note 14 for further details.

Note 20. Segment Information

The Company operates its business and reports its results through three operating and reportable segments: patient services, dispensary, and clinical trials & other in accordance with ASC 280.

Summarized financial information for the Company’s segments is shown in the following tables:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue
Patient services	$32,967,401	$29,663,884	$92,375,768	$86,985,513
Dispensary	17,918,035	16,162,528	53,317,877	46,347,096
Clinical trials & other	1,389,522	1,423,032	5,004,889	5,216,372
Consolidated revenue	52,274,958	47,249,444	150,698,534	138,548,981

Direct costs
Patient services	25,390,950	24,078,152	72,050,631	72,830,254
Dispensary	15,279,173	13,431,738	45,639,083	38,896,324
Clinical trials & other	182,230	166,238	493,988	786,992
Total segment direct costs	40,852,353	37,676,128	118,183,702	112,513,570

Depreciation expense
Patient services	181,392	140,945	447,162	403,027
Dispensary	218	149	653	149
Clinical trials & other	31,265	30,680	86,645	77,156
Total segment depreciation expense	212,875	171,774	534,460	480,332

Amortization of intangible assets
Patient services	572,646	560,146	1,701,274	1,713,647
Dispensary	—	—	—	—
Clinical trials & other	52,543	52,543	157,628	160,743
Total segment amortization	625,189	612,689	1,858,902	1,874,390

Segment operating income
Patient services	6,822,413	4,884,641	18,176,701	12,038,585
Dispensary	2,638,644	2,730,641	7,678,141	7,450,623
Clinical trials & other	1,123,484	1,173,571	4,266,628	4,191,481
Total segment operating income	10,584,541	8,788,853	30,121,470	23,680,689

Selling, general and administrative expense	12,729,425	9,492,069	35,119,854	26,861,651
Non-segment depreciation and amortization	12,135	8,012	28,215	33,497
Total consolidated operating (loss)	$(2,157,019)	$(711,228)	$(5,026,599)	$(3,214,459)

	September 30, 2021	December 31, 2020
Assets
Patient services	$42,530,458	$36,445,920
Dispensary	5,039,241	4,318,946
Clinical trials & other	15,509,973	5,486,965
Non-segment assets	27,747,655	19,436,737
Total assets	$90,827,327	$65,688,568

Note 21. Related Party Transactions

Related party transactions include payments to the American Institute of Research, Havencrest Capital Management, L.L.C., M33 Growth L.L.C., Mark L. Pacala, Richy Agajanian M.D., Roca Partners L.L.C. and Veeral Desai. The American Institute of Research provides consulting services to the Company. Havencrest Capital Management L.L.C. and M33 Growth L.L.C. provide management services to the Company. These entities have an equity stake in the Company and payments constitute consideration in exchange for the services provided. Mark L. Pacala and Roca Partners L.L.C. also have an equity stake in the Company and payments to these owners constitute expense reimbursement for traveling to Board meetings. Richy Agajanian M.D. is the representative shareholder of TOI CA. Payments to this individual are compensation for his services related to clinical research trials. Total related party payments for the nine months ended September 30, 2021 and 2020 were $468,092 and $532,943, respectively, and for the three months ended September 30, 2021 and 2020, Related Party payments were $65,880 and $122,587, respectively.

Note 22. Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through November 18, 2021, the date at which the condensed consolidated financial statements were available to be issued. The following events were identified subsequent to the balance sheet date.

SPAC Transaction

On June 28, 2021, the Company entered into an Agreement and Plan of Merger (“Merger Agreement”) with DFP Healthcare Acquisitions Corp. (“DFPH”), a SPAC; Orion Merger Sub I, Inc., a wholly-owned subsidiary of DFPH (“Merger Sub I”), and Orion Merger Sub II, LLC, a wholly-owned subsidiary of DFPH (“Merger Sub II”). Pursuant to the terms of the Merger Agreement, (i) Merger Sub I will merge with and into the Company, with the Company surviving the merger (the “First Merger”) and (ii) immediately following the First Merger, the Company will merge with and into Merger Sub II, with Merger Sub II surviving the merger (collectively, the “Business Combination”). Upon completion of the Business Combination, DFPH will be named The Oncology Institute, Inc. and adopt a corresponding ticker symbol. Deferred costs related to this transaction are presented on the consolidated balance sheets.

On October 22, 2021, DFPH issued a press release announcing that it has scheduled the Special Meeting of its stockholders (the “Special Meeting”) for November 12, 2021 at 10:00 a.m., Eastern Time, to approve the previously announced Business Combination with the Company, that it has filed its definitive proxy statement/prospectus for the Special Meeting, and that it has commenced mailing the definitive proxy statement/prospectus to its stockholders of record as of the close of business on September 23, 2021 (the “Record Date”). The Business Combination is expected to close immediately following the Special Meeting.

Orr Practice Acquisition

On November 12 , 2021, the Company entered into an Asset Purchase Agreement with Leo E. Orr, M.D., Inc., (the "Orr Practice") and Leo E. Orr, M.D., an individual. Leo E. Orr, M.D. owns all of the issued and outstanding equity interests of the Orr Practice. The terms of the agreement state that the Company will purchase from the Orr Practice certain assets, properties, and rights owned by the Orr Practice, and the intangible assets associated with the asset acquisition. The Company will pay $1,000,000, with $800,000 of the consideration being paid in cash at closing and the remainder paid equally in two cash installments on each annual anniversary thereafter.

Grant Practice Acquisition

On November 12 , 2021, the Company entered into an Asset Purchase Agreement with Ellsworth Grant, M.D., A Medical Corporation, (the "Grant Practice") and Ellsworth Grant, M.D., an individual. Ellsworth Grant, M.D. owns all of the issued and outstanding equity interests of the Grant Practice. The terms of the agreement state that the Company will purchase from the Grant Practice certain assets, properties, and rights owned by the Grant Practice, and the intangible assets associated with the asset acquisition. The Company will pay $1,000,000, with $800,000 of the consideration being paid in cash at closing and the remainder paid equally in two cash installments on each annual anniversary thereafter.